Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 16, 2011

CLARCOR REPORTS FIRST QUARTER 2011 RESULTS
FIRST QUARTER  DILUTED EARNINGS PER SHARE GREW 48%

Unaudited First Quarter 2011 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended
	02/26/11	02/27/10	Change
Net sales	$245.7	$215.1	14%
Operating profit	31.3	22.9	37%
Net earnings – CLARCOR	21.9	14.9	47%
Diluted earnings per share	$0.43	$0.29	48%
Operating margin	12.7%	10.6%	2.1 pts

FRANKLIN, TN, Wednesday, March 16, 2011--CLARCOR Inc. (NYSE:  CLC) reported its financial results for the first quarter of 2011.  Diluted earnings per share of $0.43 grew 48% from last year’s first quarter on the strength of a 14% increase in net sales.  The Company successively leveraged this sales growth into a 37% increase in operating profit and a 2.1 percentage point improvement in operating margin.  Changes in average foreign currency exchange rates did not significantly influence net sales or operating profit in the first quarter of 2011 compared with the first quarter of 2010.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We picked up in the first quarter where we left off fiscal year 2010—with another strong quarter.  Our diluted earnings of $0.43 per share were an all-time high for a CLARCOR first quarter, besting our previous high of $0.32 from the first quarter of 2008.  All of our segments contributed to our success as each segment posted double-digit sales growth from last year’s first quarter.  Certainly, the improving economic environment compared with the first quarter last year facilitated this growth.  However, we were also able to drive incremental growth through the introduction of new products and further penetration of non-U.S. markets.

“Once again, all of our segments experienced improved operating performance as each segment increased both operating profit and margin from last year’s first quarter.  Overall, the 2.1 percentage point improvement in operating margin was driven by a 1.6 point reduction in our selling and administrative expense percentage and a 0.5 point improvement in our gross margin percentage as we leveraged our higher sales.”

First Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment for the first quarter of 2011 increased $14.9 million, or 15%, compared with the first quarter of 2010.  This increase was related primarily to higher volume of heavy-duty engine filter sales, which have been positively influenced by the continued strength in the U.S. trucking industry.  For the first two months of fiscal year 2011, heavy-duty truck tonnage in the U.S. was approximately 6% higher compared with the same period in fiscal year 2010 and is at its highest level since February 2008.  International sales of heavy-duty engine filters continue to be strong across most international markets increasing 18% compared with the same period in 2010.

Operating profit at our Engine/Mobile Filtration segment for the first quarter of 2011 increased $3.3 million, or 19%, from the first quarter of 2010.  This increase was primarily the result of the higher year-over-year heavy-duty engine filter sales.  Our operating margin increased 0.5 points to 19.0% from 18.5% in last year’s first quarter.  This improvement in operating margin was primarily the result of our ability to leverage our fixed manufacturing costs with the higher sales although we experienced an increase in selling and administrative expenses to support our growth.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment for the first quarter of 2011 increased $10.1 million, or 10%, from the first quarter of 2010 primarily due to an approximate $8.0 million increase in sales domestically across many of our markets including air filtration, aerospace, aviation and sales through Total Filtration Services—our distribution business.  This sales increase was the result of improved economic conditions in the U.S. along with new product offerings in air filtration.  Sales outside the U.S. increased approximately $2.0 million in the first quarter of 2011 primarily as a result of higher off-shore oil drilling sales off the coast of Singapore.  In addition, in the first quarter of 2011 we were able to successfully enter the Brazilian oil and gas market after opening a local sales office there at the end of 2010.  These positive sales trends were partially offset by a decline in European sales as some periphery markets—notably Spain—continue to be negatively impacted by economic and financial issues.

Operating profit at our Industrial/Environmental Filtration segment for the first quarter of 2011 increased $3.0 million, or 69%, from the first quarter of 2010 as we were able to leverage the 10% increase in sales.  This operating profit increase was spread through our diverse markets, but a significant portion was derived from our aerospace, oil drilling and other industrial markets.  Our oil drilling filtration business continues to perform well despite the lack of drilling activity in the Gulf of Mexico as we have been able to sell into markets outside the U.S. including Asia.  Our operating profit from wire mesh filtration products for the fibers and plastics industries—where we have a leading market position—were strong in the first quarter and are expected to increase throughout 2011 in conjunction with our planned launch of a new manufacturing facility in China in the second quarter.

Packaging Segment

Net sales in our Packaging segment increased $5.6 million, or 33%, to $22.3 million in the first quarter of 2011 compared with the same period in the prior year.  Included in these 2011 first quarter sales was $0.5 million received from a customer for the sale of one of our product patents.  The remaining sales increase was driven by a combination of additional sales volume in the smokeless tobacco, confection and spice markets as well as additional sales of decorated flat sheet metal.

Operating profit in our Packaging segment increased $2.1 million and operating margin increased 8.3 percentage points to 12.8% from the first quarter last year primarily due to our ability to leverage our fixed manufacturing and administrative costs with the higher sales levels.  The recognition of the $0.5 million benefit for the sale of the patent increased operating margin by approximately 2.2 percentage points.

Income Taxes

The 29.5% effective tax rate in the first quarter of 2011 included a $0.7 million benefit related to the extension of the research and experimentation tax credit in December 2010.  Effectively, we recognized a majority of our 2010 research and experimentation tax credit in the first quarter of 2011.  Excluding this benefit, our effective tax rate would have been approximately 32.0%.

Commodity Prices

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, commented on commodity prices:  “There has been much discussion in the financial press about increases in commodity prices.  Although we have experienced higher material costs—notably in steel and media—these cost increases did not have a significant impact on our margins in the first quarter.  Many of our business units proactively purchased ahead in 2010 thus mitigating the impact of the recent commodity price increases in the first quarter.  In addition, our business units which manufacture filtration vessels or systems are typically able to time customer price quotations with steel purchases and are able to base quotations on actual material costs.

“Going forward in 2011, we anticipate that higher commodity prices will increase our material costs.  However, we expect that we will be able to pass most of these higher material costs to our customers.  Since a large majority of our business is in the after-market where we control our pricing sheets, we believe our ability to pass material cost increases to our customers is greater than companies which deal primarily with OEMs.  In addition, due to the nature of our after-market filtration products, we believe our customer demand is relatively inelastic—meaning reasonable price increases do not significantly impact customer demand.  We enacted a customer price increase at one of our larger business units at the end of the first quarter and anticipate a customer price increase at another larger business unit in the second quarter.  Based upon our anticipated ability to recover material cost through pricing without significantly impacting demand, we do not expect that higher material costs will have a significantly negative impact on our operating margins in 2011.”

2011 Guidance

Norm Johnson, Chairman and Chief Executive Officer, commented:  “We are pleased with our financial results in the first quarter as we continue our top line growth while expanding operating margins.  Our Industrial/Environmental Filtration segment continues its improvement as operating margin increased 2.3 points from last year’s first quarter, and we continue to expect our full year operating margin in this segment to exceed 10%.  Our Engine/Mobile Filtration segment increased sales 15% with solid growth both domestically and abroad, and our Packaging segment continues to be a great story.  We believe we have positioned ourselves to be insulated from the negative effects of recent commodity price increases and do not anticipate that material cost increases will significantly impact our operating margins in 2011.  Based upon our operating results in the first quarter, we believe we are well positioned to continue our growth and financial performance for the remainder of 2011.  Accordingly, we are raising our 2011 diluted earnings per share guidance to be in the range of $2.20 to $2.35, an increase of $0.10 from our previous guidance of $2.10 to $2.25.”

Updated projected sales growth and operating margin by segment and on a consolidated basis are as follows:

	2011 Estimated Sales Growth	2011 Estimated Operating Margin

Engine/Mobile Filtration	12.0% to 14.0%	20.5% to 22.5%
Industrial/Environmental Filtration	13.0% to 15.0%	10.0% to 11.0%
Packaging	-9.0% to -7.0%	8.0% to 9.0%
CLARCOR	10.5% to 12.5%	14.5% to 16.0%

We expect 2011 cash from operations will be between $115 and $125 million, capital expenditures will be between $30 and $40 million and our effective tax rate will range between 31.5% and 32.5%.  Our 2011 updated guidance includes the impact of the TransWeb acquisition.

CLARCOR will be holding a conference call to discuss the first quarter 2011 results at 10:00 a.m. CDT on March 17, 2011.  Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net.  A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 5350581. The replay will be available through March 31, 2011 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth and results of operations, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; statements related to potential increases in commodity prices and our ability to respond to such increases; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results.  These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2010 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR 2011 UNAUDITED FIRST QUARTER RESULTS

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Three Months
	February 26,	February 27,
	2011	2010

Net sales	$245,720	$215,131
Cost of sales	164,767	145,326

Gross profit	80,953	69,805

Selling and administrative expenses	49,662	46,909

Operating profit	31,291	22,896

Other income (expense):
Interest expense	(44)	(123)
Interest income	37	21
Other, net	(200)	(392)

	(207)	(494)

Earnings before income taxes	31,084	22,402

Provision for income taxes	9,163	7,595

Net earnings	21,921	14,807

Net earnings (losses) attributable to noncontrolling interests	40	(59)

Net earnings attributable to CLARCOR Inc	$21,881	$14,866

Net earnings per share attributable to CLARCOR Inc:
Basic	$0.43	$0.29
Diluted	$0.43	$0.29

Average number of shares outstanding:
Basic	50,568,499	50,594,234
Diluted	51,287,238	50,934,913

Dividends paid per share	$0.1050	$0.0975

CLARCOR 2011 UNAUDITED FIRST QUARTER RESULTS, continued

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
	February 26,	November 27,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$107,369	$117,022
Restricted cash	712	708
Accounts receivable, less allowance for losses
of $11,620 for 2011 and $11,428 for 2010	185,061	188,186
Inventories	196,136	182,384
Deferred income taxes	25,086	25,081
Income tax receivable	197	7,324
Prepaid expenses and other current assets	6,500	5,568
Total current assets	521,061	526,273

Plant assets at cost,	468,566	456,547
less accumulated depreciation	(281,907)	(275,372)
	186,659	181,175

Assets held for sale	2,000	2,000
Goodwill	236,811	228,105
Acquired intangibles, less accumulated amortization	102,873	91,174
Deferred income taxes	-	1,000
Other noncurrent assets	12,857	12,684
Total assets	$1,062,261	$1,042,411

LIABILITIES
Current liabilities:
Current portion of long-term debt	$136	$146
Accounts payable and accrued liabilities	138,545	160,206
Income taxes	3,098	3,105
Total current liabilities	141,779	163,457

Long-term debt, less current portion	17,351	17,331
Postretirement healthcare benefits	543	540
Long-term pension liabilities	65,844	65,584
Deferred income taxes	30,763	31,266
Other long-term liabilities	20,256	5,138
Total liabilities	276,536	283,316

Contingencies
Redeemable noncontrolling interest	1,556	1,568

SHAREHOLDERS' EQUITY
Capital stock	50,414	50,335
Capital in excess of par value	37,285	33,698
Accumulated other comprehensive loss	(28,690)	(35,041)
Retained earnings	724,051	707,478
Total CLARCOR Inc. equity	783,060	756,470
Noncontrolling interests	1,109	1,057
Total shareholders' equity	784,169	757,527
Total liabilities and shareholders' equity	$1,062,261	$1,042,411

CLARCOR 2011 UNAUDITED FIRST QUARTER RESULTS, continued

CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Three Months Ended
	February 26,	February 27,
	2011	2010
Cash flows from operating activities:
Net earnings	$21,921	$14,807
Depreciation	6,998	6,989
Amortization	1,331	1,164
Stock-based compensation expense	2,605	2,511
Excess tax benefit from stock-based compensation	(657)	(127)
Changes in short-term investments	-	11,567
Changes in assets and liabilities, excluding short-term
investments	(23,271)	(1,750)
Other, net	(97)	1
Net cash provided by operating activities	8,830	35,162

Cash flows from investing activities:
Additions to plant assets	(3,492)	(5,996)
Proceeds from disposition of plant assets	34	74
Business acquisitions, net of cash acquired	(10,455)	-
Proceeds from insurance claim	-	557
Restricted Cash	46	103
Net cash used in investing activities	(13,867)	(5,262)

Cash flows from financing activities:
Net payments under line of credit	-	(20,000)
Payments on long-term debt	(1,574)	(29)
Sale of capital stock under stock option
and employee purchase plans	2,508	525
Purchase of treasury stock	(1,947)	-
Excess tax benefits from stock-based compensation	657	127
Cash dividends paid	(5,308)	(4,933)
Net cash used in financing activities	(5,664)	(24,310)

Net effect of exchange rate changes on cash	1,048	(3,760)

Net change in cash and cash equivalents	(9,653)	1,830

Cash and cash equivalents, beginning of period	117,022	59,277

Cash and cash equivalents, end of period	$107,369	$61,107

Cash paid during the period for:
Interest	$36	$1,037
Income taxes	$1,740	$6,328

CLARCOR 2011 UNAUDITED FIRST QUARTER RESULTS, continued

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Three Months
	February 26,	February 27,
	2011	2010
Net sales by segment:
Engine/Mobile Filtration	$111,328	$96,428
Industrial/Environmental Filtration	112,119	102,027
Packaging	22,273	16,676
	$245,720	$215,131

Operating profit by segment:
Engine/Mobile Filtration	$21,202	$17,862
Industrial/Environmental Filtration	7,248	4,283
Packaging	2,841	751
	$31,291	$22,896

Operating margin by segment:
Engine/Mobile Filtration	19.0%	18.5%
Industrial/Environmental Filtration	6.5%	4.2%
Packaging	12.8%	4.5%
	12.7%	10.6%